INVESTMENT ADVISORY AGREEMENT

dated September 19, 2017

between Two Roads Shared Trust and Regents Park Funds, LLC

EXHIBIT A

As amended: June 28, 2022

Fund	Investment Advisory Fee	Effective Date
Affinity World Leaders Equity ETF	0.47%	September 19, 2017
Anfield Diversified Alternatives ETF	0.80%	September 19, 2017
Anfield Universal Fixed Income ETF	0.75%	June 13, 2018
Anfield U.S. Equity Sector Rotation ETF	0.80%	November 17, 2019
Anfield Dynamic Fixed Income ETF	0.80%	November 17, 2019
Anfield Capital Management Extended Yield ETF	0.80%	March 4, 2020
APEX Healthcare ETF	0.75%	June 28, 2021
Regents Park Hedged Market Strategy ETF*	0.75%*	February 2, 2022

* With respect to the Regents Park Hedged Market Strategy ETF (the “Hedged Market Strategy ETF”) only, the Trust and the Adviser agree that, notwithstanding anything to the contrary in the Agreement, including Section 3(b) thereof, the Adviser agrees to be responsible for all of the expenses and liabilities of the Hedged Market Strategy ETF, inclusive of fees and expenses of other investment companies in which the Hedged Market Strategy ETF may invest, except for any brokerage fees and commissions, taxes, borrowing costs (such as dividend expense on securities sold short and interest), and such extraordinary or non-recurring expenses as may arise, including litigation to which the Hedged Market Strategy ETF may be a party and indemnification of the Trust’s Board of Trustees and officers with respect thereto.

TWO ROADS SHARED TRUST,

On behalf of the Funds included herein on Exhibit A

By: /s/ Richard Malinowski

Name: Richard Malinowski

Title: Vice President

REGENTS PARK FUNDS, LLC

By: /s/ David Young

Name: David Young

Title: Chief Executive Officer